PURCHASE AGREEMENT
                   8216 Lakeland Avenue North
                        Brooklyn Park, MN

This AGREEMENT, entered into effective as of the 1st of April, 2003.

l. PARTIES. Seller is AEI Real Estate Fund 86-A Limited Partnership ("Seller"). Seller holds an undivided 100% interest in the fee title to that certain real property legally described in the attached Exhibit "A" (the "Property"). Buyer is Terra Properties, LLC, and/or its assigns ("Buyer"). Seller wishes to sell and Buyer wishes to buy the Property.

2. PROPERTY. The Property to be sold to Buyer in this transaction is legally described on Exhibit A attached hereto, subject to the provisions of Buyer review of title as set forth below in paragraph 8, including that certain Net Lease Agreement between Seller and DeLisi's Italian Restaurant & Lounge, Inc.

3. PURCHASE PRICE. The purchase price for this Property is $625,000 cash, based on the following terms:

4. TERMS. The purchase price for the Property will be paid by Buyer as follows:

     (a) When this agreement is executed, Buyer will pay $1,000 in cash or good funds (the "First Payment") to Guaranty Title Inc., Attn: Thomas P. McManus, 330 Second Avenue South #750, Minneapolis, MN 55401 ("Escrowee"). The First Payment will be credited against the purchase price when and if escrow closes and the sale is completed, or otherwise disbursed pursuant to the terms of this Agreement. After the expiration of the Review Period as defined in paragraph 6 below, the First Payment held for the account of Seller shall become non-refundable unless Seller shall default hereunder or this agreement is properly cancelled by Buyer pursuant to the terms hereof.

     (b) Buyer will pay the balance of purchase price for the Property, $624,000 in cash or good funds (the "Second
     Payment"), at closing to the Escrowee who shall close the transaction according to the terms hereof.

5. CLOSING DATE. Escrow shall close on or before the thirtieth day after the Inspection and Feasibility Study Period (as extended, if applicable) is completed. Closing shall be at Buyer's title insurer or at some other mutually agreeable location.

6. DUE DILIGENCE. Buyer will have until the expiration of the 45th day after the Effective Date of this Agreement (the Inspection and Feasibility Study Period), to conduct all of its inspections and due diligence and satisfy itself regarding title to the Property, and to inspect the Property at Buyer's sole expense and to obtain mortgage financing pursuant to the attached Financing Addendum. Buyer agrees to indemnify and hold Seller harmless for any loss or damage to the Property or persons caused by Buyer or its agents arising out of such physical inspections of the Property. Buyer expressly acknowledges that the sale of the Property as provided for herein is made on an "AS IS" basis, and such provision shall survive closing.


      Buyer may cancel this Agreement for ANY REASON in its sole discretion by delivering a cancellation notice by certified mail, return receipt requested, or by personal delivery to Seller and escrow holder before the expiration of the Inspection and Feasibility Study Period. If this Agreement is not canceled as set forth herein, the First Payment shall be non-refundable unless Seller shall default hereunder or this Agreement is properly cancelled by Buyer pursuant to the terms hereof.

      If Buyer cancels this Agreement as permitted under this Section or Section 16, except for any liabilities under sections 15(a)(iii) and 16(b) of this Agreement (which will survive), Buyer (after execution of such documents reasonably requested by Seller to evidence the termination hereof) shall be promptly returned its First Payment, and Buyer will have absolutely no rights, claims or interest of any type in connection with the Property or this transaction, regardless of any alleged conduct by Seller or anyone else.

      Unless Seller shall be in default of any obligation hereunder, or this Agreement is canceled by Buyer pursuant to the terms hereof, if Buyer fails to make the Second Payment, Seller shall be entitled to retain the First Payment and Buyer irrevocably will be deemed to have canceled this Agreement and relinquished all rights in and to the Property. If this Agreement is not canceled and the Second Payment is made when required, all of Buyer's conditions and contingencies will be deemed satisfied.

7. Escrow. Escrow shall be opened by Buyer and the First Payment shall be deposited by Buyer with Escrowee. A copy of this Agreement will be delivered to the escrow holder and will serve as escrow instructions together with the escrow holder's standard instructions and any additional instructions required by the escrow holder to clarify its rights and duties. The parties agree to sign these additional instructions of the Escrowee, if any. If there is any conflict between these other instructions and this Agreement, this Agreement will control. Seller shall notify Escrowee upon Seller's acceptance of this Agreement.

8. Title. Closing will be conditioned on the commitment of Escrowee to issue an Owner's policy of title insurance, dated as of the close of escrow, in an amount equal to the purchase price, insuring that Buyer will own marketable and insurable fee simple title to the Property subject only to: the exceptions reflected in the title commitment reasonably acceptable to Buyer (the "Permitted Exceptions"), current real property taxes and assessments. Seller has paid for surveyor examination and resolution of issues of gap or overlap raised by the Escrowee.
Additional matters of survey, if required by Buyer, shall be ordered and paid for by the Buyer. Seller shall have a Title Commitment issued and tendered to Buyer within twenty (20) days of the date this Purchase Agreement is delivered to Escrowee.

       Buyer shall be allowed until the expiration of the "Inspection and Feasibility Study Period" for examination and the making of any objections to the survey and to any exception contained in the Title Commitment, said objections to be made in writing or deemed waived. If any objections are so made, the Seller shall be allowed thirty (30) days to cure Buyer's objections, or in the alternative to obtain a commitment for insurable title insuring over Buyer's objections. If within such 30-day period Seller fails to cure Buyer's objections, or is unable to obtain insurable title to Buyer's reasonable satisfaction, Buyer may elect to cancel this Agreement and (after execution by Buyer of such documents reasonably requested by Seller to evidence the termination hereof) Buyer's First Payment shall be returned and this agreement shall be null and void and of no further force and effect.

      If Buyer shall make no written objection to Seller within the Review Period setting forth Buyer's objections to the status of title, Buyer shall have been deemed to have waived any such objections.

9. CLOSING COSTS. Seller will pay the deed stamp taxes, if any, and one-half of closer fees attributable to the closing services for this transaction. Seller shall pay for the cost of issuing the title commitment and the cost of the title insurance premium for an Owner's policy. Buyer will pay one-half of the closer fees, the costs of a new survey or an update to the Survey in Seller's possession (if a further update is required by Buyer other than the aforementioned resolution of gap or overlap issues raised by Escrowee). All other closing costs shall be paid by Seller and Buyer in the manner in which such costs are customarily paid by such parties in transactions involving real property in Hennepin County, Minnesota. Each party will pay its own attorneys' fees and costs to document and close this transaction.

10. REAL ESTATE TAXES, SPECIAL ASSESSMENTS AND PRORATIONS. Seller represents that to the best of its knowledge, all real estate taxes and assessments due and payable in all years prior to the year of Closing have been paid in full. All real estate taxes and special assessments due and payable in the years following the year in which closing occurs shall otherwise be the responsibility of Buyer. The parties acknowledge and agree that the tenant of the property is responsible for payment of taxes and special assessments and thus no actual proration of funds at closing shall occur. Buyer also understands this property is subject to a lease in favor of DeLisi's Italian Restaurant &
Lounge, Inc., that said tenant is in substantial default under the lease, and that the tenant in the property submits monthly tax escrow payments to Seller. These tax escrow payments are placed in an escrow account with Seller to be applied to real estate taxes as they come due. All funds from the tenant being held by Seller in escrow will be forwarded to Buyer at closing. If Buyer is the tenant under the existing lease for the Property, Seller shall be given a credit in the amount of any unpaid rent, if not sooner paid. If Buyer shall assign this Agreement, Seller shall not be obligated to close until all unpaid rents are paid. Buyer shall be given a credit for any prepaid rent.

11. SELLER'S REPRESENTATION AND WARRANTIES.

     Seller represents and warrants as of this date that:

     (i)    It  is  not  aware  of  any  pending  litigation   or
     condemnation proceedings against the Property or Seller's interest in the Property that have not been disclosed to Buyer.

     (ii) The Property is subject to a Net Lease Agreement as follows:

     (a) Net Lease Agreement entered into March 13, 1992 by and between Seller and DeLisi's Italian Restaurant & Lounge, Inc., as amended August 31, 1992. This lease is now a month-to-month lease per a letter from AEI of April 11, 2002.

     (iii) It is not aware of any contracts affecting this Property and potentially or actually binding on Buyer after the closing date.

     (iv) Seller has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

     (v) Seller has not received any notice from any governmental authority as to violation of any law, ordinance or regulation affecting the real property that have not been forwarded to the Buyer. If the real property is subject to restrictive covenants, Seller has not received any notice from any person as to a breach of the covenants. Seller has not received any notice from any governmental authority concerning any eminent domain, condemnation, special taxing district, or rezoning proceedings that have not been provided to Buyer.

12. DISCLOSURES.

     (a) Seller has been an absentee landlord. Consequently, Seller has little, if any, knowledge of the physical characteristics of the Property.

     Accordingly, except as otherwise specifically stated in the Agreement, Seller hereby specifically disclaims any warranty, guaranty, or representation, oral or written, past, present, or future of, as to, or concerning (i) the nature and condition of the Property, including, without limitation, the water, soil, and geology, and the suitability thereof and of the Property for any and all activities and uses which Buyer may elect to conduct thereon; (ii) except for the warranty of title contained in the Deed to be delivered by Seller at the closing, the nature and extent of any right of way, lease, possession, lien, encumbrance, license, reservation, condition, or otherwise, and (iii) the compliance of the Property or its operation with any laws, ordinances, or regulations of any government or other body.

     (b) Buyer acknowledges and agrees that Buyer is not relying upon any representation or warranties made by Seller or Seller's Agent except those provided herein.

     (c) Buyer acknowledges that, having been given the opportunity to inspect the Property, Buyer is relying solely on its own investigation of the Property and not on any information provided by Seller or to be provided except as set forth herein. Buyer expressly acknowledges that, in consideration of the agreements of the Seller herein, except as otherwise specified herein, Seller makes no Warranty or representation, express or implied, or arising by operation of law, including, but not limited to, any warranty of condition, habitability, tenantability, suitability for commercial purposes, merchantability, profitability, or fitness for a particular purpose, in respect of the Property.

     (d) BUYER AGREES THAT IT SHALL BE PURCHASING THE PROPERTY IN ITS THEN PRESENT CONDITION, AS IS, WHERE IS, AND SELLER HAS NO OBLIGATION TO CONSTRUCT OR REPAIR ANY IMPROVEMENTS THEREON, OR TO PERFORM ANY OTHER ACT REGARDING THE PROPERTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ALSO AGREES THAT SELLER WILL HAVE NO LIABILITY OF ANY TYPE, DIRECT OR INDIRECT, TO BUYER OR BUYER'S SUCCESSORS, ASSIGNS, LENDERS OR AFFILIATES IN CONNECTION WITH ANY HAZARDOUS, TOXIC, DANGEROUS, FLAMMABLE, EXPLOSIVE OR CHEMICAL SUBSTANCES OF ANY TYPE (WHETHER OR NOT DEFINED AS SUCH UNDER ANY APPLICABLE LAWS) ON OR IN CONNECTION WITH THE PROPERTY EITHER BEFORE OR AFTER THE CLOSING DATE.

     The provisions (a) through (d) shall survive closing.

13. CLOSING.

     (a) Before the closing date, Seller will deposit into escrow an executed limited warranty deed subject to the Permitted Exceptions conveying good and indefeasible title of the Property to Buyer. At Closing, Seller shall deliver to Buyer and the Title Company a standard Seller's Affidavit regarding liens and judgments. Buyer will be given five (5) business days, prior to closing, to review and approve all closing documents.

     (b) On or before the closing date, Buyer will deposit into escrow: the balance of the purchase price when required under Section 4; any additional funds required of Buyer, (pursuant to this agreement or any other agreement executed by Buyer) to close escrow. Both parties will sign and deliver to the escrow holder any other documents reasonably required by the escrow holder to close escrow.

     (c) On the closing date, if escrow is in a position to close, the escrow holder will: record the deed in the official records of the county where the Property is located; cause the title company to commit to issue the title policy; immediately deliver to Seller the portion of the purchase price deposited into escrow by cashier's check or wire transfer (less debits and prorations, if any); deliver to Seller and Buyer a signed counterpart of the escrow holder's certified closing statement and take all other actions necessary to close escrow.

14. DEFAULTS. If Buyer defaults, Buyer will forfeit all rights and claims to the Property and Seller will be relieved of all obligations and will be entitled to retain all monies heretofore paid by the Buyer as Seller's sole remedy.

      If Seller shall default, Buyer may terminate this Agreement and receive a full and immediate refund of the First Payment or seek to enforce specific performance of this Agreement. Provided, however, that in no event shall Seller be liable for any consequential, punitive or speculative damages arising out of any default by Seller hereunder.

15. BUYER'S REPRESENTATIONS AND WARRANTIES.

     a.  Buyer represents and warrants to Seller as follows:

     (i) Buyer has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

     (ii) To Buyer's knowledge, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will violate or be in conflict with (a) any applicable provisions of law, (b) any order of any court or other agency of government having jurisdiction hereof, or (c) any agreement or instrument to which Buyer is a party or by which Buyer is bound.

16. PROPERTY INSPECTION AND ENVIRONMENTAL.

     (a) Seller shall provide Buyer access to the Property from time to time for the purpose of conducting inspections thereof including mechanical, structural, electrical and other physical inspections. Buyer has until the end of the Inspection and Feasibility Study Period to complete such physical inspections.

     (b) Buyer shall indemnify, defend, and hold harmless Seller from and against any and all losses, claims, causes of action, liabilities, and costs to the extent caused by the actions of Buyer, its agents, employees, contractors, or invitees, during any such entry upon the Property. The foregoing duty of indemnification shall include the duty to pay all reasonable attorney's fees incurred by the Seller in responding to or defending any such claims or proceedings, and shall survive closing.

     (c) Buyer shall pay for any Phase I Environmental studies it wants to be performed on the Property. If Buyer desires a Phase I Environmental, Buyer shall obtain and review the same within the Inspection and Feasibility Study Period. If Buyer terminates this Agreement prior to the expiration of the Inspection and Feasibility Study Period, Buyer will provide Seller with copies of all reports and test results Buyer had performed on the Property.

17. DAMAGES, DESTRUCTION AND EMINENT DOMAIN.

     (a) If, prior to closing, the Property or any part thereof be destroyed or further damaged by fire, the elements, or any cause, due to events occurring subsequent to the date of this Agreement to the extent that the cost of repair exceeds $20,000, this Agreement shall become null and void, at Buyer's option exercised, if at all, by written notice to Seller within ten (10) days after Buyer has received written notice from Seller of said destruction or damage. Seller, however, shall have the right to adjust or settle any insured loss until (i) all contingencies set forth in Paragraph 6 hereof have been satisfied, or waived; and (ii) any period provided for above in this Subparagraph 17a for Buyer to elect to terminate this Agreement has expired or Buyer has, by written notice to Seller, waived Buyer's right to terminate this Agreement. If Buyer elects to proceed and to consummate the purchase despite said damage or destruction, there shall be no reduction in or abatement of the purchase price, and Seller shall assign to Buyer the Seller's right, title, and interest in and to all insurance proceeds resulting from said damage or destruction to the extent that the same are payable with respect to damage to the Property.

     If the cost of repair is less than $20,000.00, Buyer shall be obligated to otherwise perform hereinunder with no adjustment to the Purchase Price, reduction or abatement, and Seller shall assign Seller's right, title and interest in and to all insurance proceeds in relation to the Property.

     (b) If, prior to closing, the Property, or any part thereof, is taken or notice of a taking is received from any condemning authority (other than as disclosed in writing to Buyer prior to the date of this Agreement) by eminent domain, this Agreement shall become null and void, at
     Buyer's option. If Buyer elects to proceed and to consummate the purchase despite said taking, there shall be no reduction in, or abatement of, the purchase price, and Seller shall assign to Buyer all the Seller's right, title, and interest in and to any award made, or to be made, in the condemnation proceeding in relation to the Property.

      In the event that this Agreement is terminated by Buyer as provided above in Subparagraph 17(a) or 17(b), the First Payment shall be immediately returned to Buyer (after execution by Buyer of such documents reasonably requested by Seller to evidence the termination hereof).

18. SELLER'S AND BUYER'S BROKERS. The Seller is not represented by a broker in this transaction. Any real estate broker commission earned by a broker enlisted by the Buyer is to be paid solely by the Buyer. Both parties represent and warrant that no other broker has been involved on behalf of the warranting party, and both parties agree to indemnify the other and hold harmless from any claim through or on behalf of such other party. Any real estate broker commission earned by a broker enlisted by Seller is to be paid by Seller.

19. CANCELLATION. If either party elects to cancel this Contract because of any breach by the other party, the party electing to cancel shall deliver to the defaulting party and the escrow agent a notice stating that this Contract shall be canceled unless the breach is cured within 5 days following the delivery of the notice to the defaulting party. If the breach is not cured within the 5 days following the delivery of the notice to the defaulting party, this Contract shall be canceled.

20. MISCELLANEOUS.

     (a) This Agreement may be amended only by written agreement signed by both Seller and Buyer, and all waivers must be in writing and signed by the waiving party. Time is of the essence. This Agreement will not be construed for or against a party whether or not that party has drafted this Agreement. If there is any action or proceeding between the parties relating to this Agreement the prevailing party will be entitled to recover attorney's fees and costs. This is an integrated agreement containing all agreements of the parties about the Property and the other matters described, and it supersedes any other agreements or understandings. Exhibits attached to this Agreement are incorporated into this Agreement.

     (b)  FUNDS TO BE DEPOSITED OR PAID BY BUYER WILL BE GOOD AND
     CLEAR  FUNDS IN THE FORM OF CASH, CASHIER'S CHECKS  OR  WIRE
     TRANSFERS.

     (c) All notices from either of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served if sent by first class certified mail, return receipt requested, postage prepaid, or by a nationally recognized courier service guaranteeing overnight delivery to the party at his or its address set forth below, or to such other address as such party may hereafter designate by written notice to the other party.

     If to Seller:

          Attention:  Robert P. Johnson
          AEI Real Estate Fund 86-A Limited Partnership
          1300 Minnesota World Trade Center
          30 E. 7th Street
          St. Paul, MN  55101-4901

     If to Buyer:

          Joseph A. DeLisi
          Terra Properties, LLC, in care of DeLisi's Italian
            Restaurant & Lounge, Inc.
          8216 Lakeland Avenue North
          Brooklyn Park, MN 55445

     (d) Buyer may assign this Agreement at any time without the consent or prior approval of Seller, and following any such assignment, Seller agrees to close this transaction with the assignee of Buyer. The original Buyer named herein shall remain liable for any indemnity obligations hereunder.

When accepted, this offer will be a binding agreement for valid and sufficient consideration which will bind and benefit Buyer, Seller and their respective successors and assigns. Buyer is submitting this offer by signing a copy of this offer and delivering it to Seller and delivering a copy of this Agreement signed by Buyer and the $1,000.00 First Payment to Escrowee; Escrowee shall sign below acknowledging receipt of this Agreement signed by Buyer and the First Payment, which will be deposited in to escrow by Escrowee. Seller has seven (7) business days after receipt of the executed offer and acknowledgment of receipt of the First Payment by Escrowee within which to accept this offer by fully executing this contract and giving both Buyer and Escrowee written notice thereof; if not accepted by Seller, Escrowee shall immediately return the First Payment to Buyer and shall not require any releases by the Seller. The Effective Date of this Agreement shall be the date Buyer receives a fully executed original counterpart of this Agreement.








21. MINNESOTA LAW. This contract shall be governed by the laws of the State of Minnesota.

IN WITNESS WHEREOF, the Seller and Buyer have executed this Agreement effective as of the day and year above first written.

BUYER:

     Terra Properties, LLC.

     By:  /s/ Joseph A. Delisi

     Its: President

     By:  ____________________________

     Its: _____________________________





[Seller's signature appears on the following page]


SELLER:

      AEI REAL ESTATE FUND 86-A LIMITED PARTNERSHIP, a Delaware limited partnership.

      By:  AEI Fund Management 86-A, Inc., its corporate general partner

      By:  /s/ Robert P. Johnson
              Robert P. Johnson, President









ESCROWEE:

      The Title Company hereby acknowledges receipt of a fully executed copy of this Agreement and the First Payment referred to in the Agreement on ________________, 2003, and agrees to accept, hold, deliver and disburse the First Payment and Second Payment, together with all interest accrued thereon and received by the Title Company, strictly in accordance with the terms and provisions of this Agreement. In performing any of its duties hereunder, the Title Company shall not incur any liability to anyone for any damages, losses or expenses, except for negligence, willful default or breach of trust, and it shall accordingly not incur any liability with respect (i) to any action taken or omitted in good faith upon advice of its counsel, or (ii) to any action taken or omitted in reliance upon any instrument, including any written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Title Company shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement. Seller and Buyer hereby agree to indemnify and hold harmless the Title Company against any and all losses, claims, damages, liabilities and expenses, imposed upon the Title Company or incurred by the Title Company in connection with its acceptance or the performance of its duties hereunder, including any litigation arising from this Agreement or involving the subject matter hereof, unless such losses, claims, damages, liabilities and expenses arise out of Title Company's negligence, willful default or breach of trust. In the event of a dispute between Seller and Buyer sufficient in the discretion of the Title Company to justify its doing so, the Title Company shall be entitled to tender into the registry of the District Court of Hennepin County, Minnesota, all money or property in its hands under this Agreement, together with such legal pleadings as it deems appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. Seller and Buyer shall bear all costs and expenses of such legal proceedings.



Guaranty Title, Inc.

By: __________________________

Its:  __________________________














                            Exhibit A

                        Legal Description


Parcel 1:

All  that  part  of  the Southwest 1/4 of the  Northeast  1/4  of
Section 19-119-21 described as follows: Beginning at the Northeast corner of said Southwest 1/4 of Northeast 1/4 of said
Section 19, thence West along the North line of said Southwest 1/4 of the Northeast 1/4, 737.56 feet; thence deflecting to the left at an angle of 114 degrees and 25 minutes for a distance of
132.8 feet to the actual point of beginning of the land to be described, thence at right angle Southwesterly 427 feet more or less to the right of way line of new Trunk Highway #52, thence Southeasterly along said right of way line 100 feet; thence Northeasterly parallel to above described right angle line 427 feel; thence Northeasterly to the actual point of beginning, except that part deeded to the State of Minnesota as shown by Document No. 3619767, and situate in Hennepin County, Minnesota.

(Abstract Property)

Parcel 2:

All that part of the Southwest 1/4 of Northeast 1/4 of Section 19-119-21 described as follows: Beginning at the Northeast corner of said Southwest 1/4 of Northeast 1/4 of said Section 19, thence West along the North line of said Southwest 1/4 of the Northeast 1/4, 737.56 feet; thence deflecting to the left at an angle of 114 degrees and 25 minutes for a distance of 232.8 feet to the actual point of beginning at the land to be described; thence at right angle Southwesterly 427 feet more or less to right of way line of new Trunk Highway No. 52; thence Southeasterly along said right of way line 100 feet; thence Northeasterly parallel to above described right andle line 427 feet; thence Northwesterly to the actual point of beginning, except that part deeded to State of Minnesota as shown by Document No. 3619767, and situate in Hennepin County, Minnesota.

(Abstract property)

EXCEPT that part of said Parcels 1 and 2 contained with the plat of Brooklyn Park Pond.